Exhibit 23(a)



                      Consent of Independent Accountants


We consent to the incorporation by reference in the registration statement of Pacific Gateway Exchange, Inc. on Form S-8 and the related Prospectus pertaining to the registration of 3,703,255 shares of Common Stock under the Pacific Gateway Exchange, Inc. 1997 Long-Term Incentive Plan of our report dated February 16, 1998, on our audits of the consolidated financial statements and the financial statement schedules of Pacific Gateway Exchange and Subsidiaries as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996, and 1995 which report is included in Pacific Gateway Exchange, Inc.'s 1997 Annual Report on Form 10-K, amended by Form 10-K/A Amendment No. 1.



                                                 COOPERS & LYBRAND L.L.P.



San Francisco, California
April 30, 1998